FOR IMMEDIATE RELEASE:                                         [GRAPHIC OMITTED]

                      Ness Technologies Announces Exercise
                        of Over-Allotment Option in Full

Hackensack,  NJ - October 12, 2004 - Ness  Technologies,  Inc.  (NASDAQ:  NSTC),
today  announced that the  underwriters of its initial public offering of common stock have  exercised in full their option to purchase an  additional  1,750,800
shares  of  Ness  Technologies  common  stock  to  cover  over-allotments.   The
additional shares were issued at the initial public offering price of $12.00 per share. Ness  Technologies  received all of the net proceeds from the issuance of the additional shares in the amount of $19,538,928.

The  exercise  of the  over-allotment  increased  the  size of the  offering  to
13,422,800  shares of common stock,  of which 8,303,574 were newly issued shares issued by the Company and  5,119,226  were  existing  shares  offered by selling shareholders.

Lehman  Brothers Inc. and Merrill  Lynch,  Pierce,  Fenner & Smith  Incorporated
acted as the lead managers of the offering  with  Friedman,  Billings,  Ramsey &
Co., Inc. and Piper Jaffray & Co.  serving as  co-managers.  Copies of the final prospectus  relating to the offering may be obtained from Lehman  Brothers Inc.,
c/o ADP Financial Services,  Integrated  Distribution Services, 1155 Long Island
Avenue,  Edgewood,  New York 11717 or by calling (631) 254-7106; or from Merrill
Lynch & Co, 4 World Financial Center, 250 Vesey Street, New York, New York 10080
or by calling (212) 449-1000.

A  registration  statement  relating  to these  securities  was  filed  with and declared  effective by the Securities  and Exchange  Commission on September 29,
2004.  The offering of these  securities  is made only by means of a prospectus.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy,  nor shall there be any sale of these  securities  in any state or jurisdiction  in which such offer,  solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT NESS TECHNOLOGIES

Ness  Technologies  (www.ness.com)  is a  global  provider  of IT  services  and end-to-end solutions designed to help clients improve their  competitiveness and efficiency.  Ness  Technologies'  portfolio of solutions  and services  includes outsourcing,  system  integration  and  application  development,  software  and consulting,  and quality  assurance and  training.  Ness  Technologies  provides services to over 500 clients located throughout the world, including a number of
Fortune  1000 and Global  2000  companies,  in the  commercial,  industrial  and government  sectors and across numerous vertical markets,  including  government
and   defense,    financial    services,    life   sciences   and    healthcare,
telecommunications  and  utilities,   and  independent  software  vendors.  Ness
Technologies  employs more than 4,500 people.  The Company has operations in the following 14 countries across North America, Europe and Asia: the United States, the United Kingdom,  Switzerland,  the  Netherlands,  Germany,  Canada,  Israel,
India, the Czech Republic, the Slovak Republic,  Singapore,  Malaysia, Japan and
Thailand.

NORTH AMERICAN CONTACT:                      INTERNATIONAL CONTACT:

ALLAN JORDAN                                 DAVID KANAAN
PHONE: 646 - 284 - 9400                      PHONE: + 972 - 3 - 6315166
EMAIL: MEDIA@NESS.COM                        EMAIL: MEDIA.INT@NESS.COM